Exhibit 8.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com	Austin Beijing Dallas Dubai Houston London New York Research Triangle Park The Woodlands Washington, DC

November 11, 2014

Mid-Con Energy GP, LLC

Mid-Con Energy Partners, LP

2501 North Harwood Street, Suite 2410

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as special counsel to Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offering (the “Offering”) by the Partnership of 5,800,000 common units representing limited partner interests in the Partnership (“Units”) pursuant to the prospectus supplement dated November 10, 2014 (the “Prospectus Supplement”), forming part of the registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on October 21, 2014.

In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material Tax Consequences” in the Registration Statement, as modified by the statements in the Prospectus Supplement under the caption, “Material Tax Considerations” (the “Discussion”). The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Units pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. We assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the effective date of the Prospectus Supplement. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Mid-Con Energy Partners, LP

November 11, 2014

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Partnership and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not admit that we are “experts” under the Securities Act of 1933, or under the rules and regulations of the SEC relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Current Report on Form 8-K.

Very truly yours,

/s/ Andrews Kurth LLP